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                           EXHIBIT 10

                 [Joslyn Corporation Letterhead]

                         August 4, 1995


To Our Shareholders:

          On August 3, 1995, the Board of Directors of Joslyn Corporation ("Joslyn") concluded to recommend that Joslyn's shareholders reject the $32 per share cash tender offer (the "Offer") by TK Acquisition Corporation, a wholly-owned subsidiary of Danaher Corporation ("Danaher"), and not tender their shares pursuant to the Offer. The Board has taken this position at this time because:

          * it has not reached a conclusion that Joslyn should be sold to or otherwise engage in a business combination with Danaher or any other party;

          * Joslyn is in the midst of providing information to Danaher so that Danaher may determine whether, from its perspective, an Offer price higher than $32 per share could be justified; and

          * Joslyn has entered into confidentiality agreements with other potentially interested parties, has provided them with information and is seeking to develop their interest in a transaction at higher than $32 per share.

          ACCOMPANYING THIS LETTER IS A COPY OF JOSLYN'S SCHEDULE 14D-9 RELATING TO THE OFFER; WE URGE YOU TO READ IT CAREFULLY.

          Of course, no assurance can be given that Joslyn will receive an offer higher than $32 per share, that the Board will conclude that Joslyn should be sold or that there will be any extraordinary transaction involving Joslyn. We can assure you, however, that your Board of Directors will continue to work diligently on your behalf.

                                   Sincerely,


                                   William E. Bendix
                                   L.G. Wolski